EXHIBIT 99.1

Oritani Financial Corp. Reports Annual Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., July 24, 2018 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $13.5 million, or $0.30 per basic and diluted common share, for the three months ended June 30, 2018, and $42.9 million, or $0.97 per basic (and $0.95 diluted) common share, for the twelve months ended June 30, 2018.  Net income was $2.9 million, or $0.07 per basic (and $0.06 diluted) common share, for the three months ended June 30, 2017, and $49.1 million, or $1.14 per basic (and $1.10 diluted) common share, for the twelve months ended June 30, 2017.

The Company also reported that its Board of Directors declared a $0.25 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be August 3, 2018 and the payment date will be August 17, 2018.

“I am pleased to report the close of another favorable fiscal year for Oritani,” said Kevin J. Lynch, the Company’s Chairman, President and CEO. “The year presented acute challenges regarding growth and we did not achieve results that comport to our historical level of loan and deposit balance expansion.” Mr. Lynch continued: “However, our income remains exceptionally strong and we are poised to continue to deliver outstanding results.”

Comparison of Operating Results for the Periods Ended June 30, 2018 and 2017

Net Income.  Net income increased $10.6 million to $13.5 million for the quarter ended June 30, 2018, from $2.9 million for the quarter ended June 30, 2017.  Net income decreased $6.3 million to $42.9 million for the twelve months ended June 30, 2018, from $49.1 million for the corresponding 2017 period.  Results for the twelve months ended June 30, 2018 were impacted by the “Tax Cuts and Jobs Act” (the “Act”) that was signed into law on December 22, 2017.  The Act required the Company to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts.  This revaluation, in addition to other factors, resulted in a net charge of $8.9 million that was recognized as of December 31, 2017 and included in the results for the twelve months ended June 30, 2018.  Results for the quarter ended June 30, 2017 were negatively impacted by a balance sheet restructure with an after tax cost of $13.9 million.  Results for the twelve months ended June 30, 2017 were also impacted by the balance sheet restructure cost as well as the sale of the Company’s last remaining investment in real estate joint ventures.  The resulting pretax gain on this sale was $20.9 million.

Total Interest Income.  The components of interest income for the three months ended June 30, 2018 and 2017, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2018		2017			Average
	Income	Yield	Income	Yield	Income	Balance	Yield

	(Dollars in thousands)
Interest on loans	$36,925	4.15%	$34,452	3.90%	$2,473	$23,838	0.25%
Dividends on FHLB stock	420	6.30%	491	5.55%	(71)	(8,749)	0.75%
Interest on securities AFS	267	2.28%	703	1.79%	(436)	(109,808)	0.49%
Interest on securities HTM	1,665	2.16%	917	1.88%	748	113,341	0.28%
Interest on federal funds sold
and short term investments	16	1.49%	2	1.04%	14	3,513	0.45%
Total interest income	$39,293	3.98%	$36,565	3.73%	$2,728	$22,135	0.25%

The Company’s primary strategic business objective remains the organic growth of multifamily and commercial real estate loans.  However, the Company encountered significant obstacles in the execution of this strategy in fiscal 2018.  The most noteworthy hindrance was, and remains, competitor loan terms and pricing.  This factor directly influenced the Company’s lower level of loan volume and elevated level of prepayments.  While Oritani has historically not been particularly competitive on loan structures with a fixed period greater than five years, Oritani has been very competitive on loan structures with a fixed period of five years or less.  In fiscal 2018, Oritani’s metrics for pricing such loans resulted in rates that were higher than those of some competitors.  The Board and management ultimately determined that matching competitor rates presented undue risk to our future profitability and were willing to accept lower originations and higher prepayments.  The Company is poised to return to historical levels when market conditions improve.  As a result, the average balance of the loan portfolio only increased $23.8 million for the three months ended June 30, 2018 versus the comparable 2017 period.  Loan originations, purchases and payments totaled $121.7 million, $16.5 million and $163.3 million, respectively, for the three months ended June 30, 2018.  This compares to loan originations and payments of $108.1 million and $73.1 million, respectively, for the comparable 2017 period.  There were no loan purchases in the 2017 period.

The yield on the loan portfolio increased 25 basis points (including prepayment penalties) and 7 basis points (excluding prepayment penalties) for the quarter ended June 30, 2018 versus the comparable 2017 period.  Prepayment penalties totaled $1.8 million for the quarter ended June 30, 2018 versus $236,000 for the quarter ended June 30, 2017.  Prepayment penalties boosted annualized loan yield by 21 basis points in the 2018 period versus 3 basis points in the 2017 period.

The level of investment in FHLB stock is predicated on several factors and administered by FHLB.  The yield on this asset has increased as their dividend rate increased.  The average balance of securities available for sale decreased $109.8 million for the three months ended June 30, 2018 versus the comparable 2017 period, while the average balance of securities held to maturity increased $113.3 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity. These balances were also impacted by purchases and sales.

The components of interest income for the twelve months ended June 30, 2018 and 2017, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2018		2017			Average
	Income	Yield	Income	Yield	Income	Balance	Yield

	(Dollars in thousands)
Interest on loans	$144,051	4.05%	$133,967	3.99%	$10,084	$201,405	0.06%
Dividends on FHLB stock	1,788	6.55%	1,834	5.19%	(46)	(8,021)	1.36%
Interest on securities AFS	1,504	2.14%	3,154	1.85%	(1,650)	(100,278)	0.29%
Interest on securities HTM	5,328	2.00%	3,500	1.86%	1,828	78,458	0.14%
Interest on federal funds sold
and short term investments	155	1.34%	7	0.73%	148	10,600	0.61%
Total interest income	$152,826	3.88%	$142,462	3.80%	$10,364	$182,164	0.08%

The explanations for changes described above for the three-month period are also largely applicable to the twelve-month period.  However, the average balance of the loan portfolio increased $201.4 million, or 6.0%, for the twelve months ended June 30, 2018 versus the comparable 2017 period.  The growth is more pronounced when measured on a 12 month basis because of the nature of the calculation.  When period end balances are utilized, loans, net decreased $25.8 million to $3.54 billion at June 30, 2018, from $3.57 billion at June 30, 2017.  Loan originations, purchases and payments for the twelve months ended June 30, 2018 totaled $470.7 million, $69.2 million and $566.8 million, respectively.  Loan originations, purchases and payments for the twelve months ended June 30, 2017 totaled $732.0 million, $65.9 million and $365.4 million, respectively.  Prepayment penalties totaled $5.3 million for the twelve months ended June 30, 2018 and $2.9 million for the twelve months ended June 30, 2017.  Prepayment penalties boosted annualized loan yield by 15 basis points in the 2018 period versus 9 basis points in the 2017 period.

Total Interest Expense. The components of interest expense for the three months ended June 30, 2018 and 2017, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2018		2017			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$131	0.28%	$100	0.23%	$31	$12,578	0.05%
Money market	2,093	1.08%	2,094	1.11%	(1)	17,843	(0.03)%
Checking accounts	1,580	0.83%	926	0.51%	654	28,168	0.32%
Time deposits	4,792	1.56%	3,604	1.33%	1,188	139,690	0.23%
Total deposits	8,596	1.17%	6,724	0.98%	1,872	198,279	0.19%
Borrowings	2,976	2.20%	3,554	2.00%	(578)	(170,008)	0.20%
Total interest expense	$11,572	1.33%	$10,278	1.19%	$1,294	$28,271	0.14%

Strong deposit growth remains a strategic objective of the Company.  As detailed above, the average balance of deposits increased $198.3 million, or 7.2%, for the quarter ended June 30, 2018 versus the comparable 2017 period.  Recently, achieving deposit growth has been more challenging as illustrated by a linked quarter comparison.  The balance of deposits decreased $39.3 million and $8.4 million when measured versus the period end and quarterly average balances at March 31, 2018, respectively.  The overall cost of deposits increased 19 basis points for the quarter ended June 30, 2018 versus the comparable 2017 period.  The increase is primarily due to market pressures.  The cost of checking accounts increased significantly over the quarter ended June 30, 2018.  This category includes the majority of our municipal deposits.  It was necessary to adjust the rates paid on these funds in order to maintain balances.  On a linked quarter basis, the cost of deposits increased 10 basis points.  Market pressures are expected to continue to increase the cost of deposits.

The average balance of borrowings decreased $170.0 million for the three months ended June 30, 2018 versus the comparable 2017 period, while the cost increased 20 basis points.  The increase in the average balance of deposits allowed the Company to reduce borrowings.  The cost of borrowings has been impacted by the increased cost of overnight and short-term borrowings.  The cost of overnight borrowings has increased as the federal discount rate has increased.  Despite the increased cost of such borrowings, they remain a lower cost of funding than longer term borrowings.  The Company has decreased its usage of overnight borrowings,  which has contributed to the overall increase in cost of borrowings.  In addition, the increased cost of new longer term borrowings also contributed to the cost increase.  On a linked quarter basis, the average balance of borrowings increased $15.6 million and the cost of borrowings increased 13 basis points.

The components of interest expense for the twelve months ended June 30, 2018 and 2017, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2018		2017			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$455	0.25%	$391	0.23%	$64	$11,003	0.02%
Money market	9,038	1.10%	7,742	1.05%	1,296	81,235	0.05%
Checking accounts	4,955	0.66%	3,015	0.46%	1,940	91,486	0.20%
Time deposits	17,176	1.45%	13,523	1.33%	3,653	165,307	0.12%
Total deposits	31,624	1.08%	24,671	0.95%	6,953	349,031	0.13%
Borrowings	11,276	2.08%	13,180	1.83%	(1,904)	(176,357)	0.25%
Total interest expense	$42,900	1.23%	$37,851	1.14%	$5,049	$172,674	0.09%

The explanations for changes described above for the three-month period regarding deposits and borrowings are also applicable to the twelve-month period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $1.4 million to $27.7 million for the three months ended June 30, 2018, from $26.3 million for the three months ended June 30, 2017.  Net interest income increased by $5.3 million to $109.9 million for the twelve months ended June 30, 2018, from $104.6 million for the twelve months ended June 30, 2017.  The Company’s net interest income, spread and margin over the period are detailed in the chart below.

	Net Interest Income Before	Prepayment Penalty	Net Interest Income Before Provision Excluding Prepayment	Including Prepayment Penalties		Excluding Prepayment Penalties
Quarter Ended	Provision	Income	Penalties	Spread	Margin	Spread	Margin

	(dollars in thousands)
June 30, 2018	$27,721	$1,836	$25,885	2.65%	2.81%	2.47%	2.63%
March 31, 2018	26,953	553	26,400	2.60%	2.74%	2.54%	2.68%
December 31, 2017	27,608	1,638	25,970	2.67%	2.81%	2.50%	2.64%
September 30, 2017	27,644	1,289	26,355	2.68%	2.82%	2.55%	2.68%
June 30, 2017	26,287	236	26,051	2.54%	2.68%	2.52%	2.66%

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  Net interest income before provision for loan losses, excluding prepayment penalties, is a non-GAAP financial measure since it excludes a component (prepayment penalty income) of net interest income and therefore differs from the most directly comparable measure calculated in accordance with GAAP. The Company believes the presentation of this non-GAAP financial measure is useful because it provides information to assess the underlying performance of the loan portfolio since prepayment penalty income can be expected to change as interest rates change.  While prepayment penalty income is expected to continue, fluctuations in the level of prepayment income are also expected.  The level of prepayment income is generally expected to decrease as external interest rates increase since borrowers would have less of an incentive to refinance existing loans.  However, the time period when these events could occur may not align, and the specific behavior of borrowers is difficult to predict.  The level of loan prepayments and prepayment income increased during fiscal 2018 despite a period of generally increasing interest rates.

The Company’s spread and margin have been under pressure due to several factors including: the flattening treasury yield curve, modifications of loans within the existing loan portfolio, prepayments of higher yielding loans and investments, and increased funding costs.  The Company executed a balance sheet restructuring partially to counter a portion of the spread and margin compression resulting from these factors.  Expansion of spread and margin was realized during the quarter ended June 30, 2018 but the expansion is due to increased prepayment penalty income.  Absent prepayment penalties, spread and margin compressed during the period.  This was primarily attributable to the increased cost of liabilities.  The yield on the loan portfolio, absent prepayment penalties, increased 4 basis points on a linked quarter basis.

The Company’s net interest income and net interest rate spread were both negatively impacted in most periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $198,000 for the twelve months ended June 30, 2018, and $19,000 and $283,000 for the three and twelve months ended June 30, 2017, respectively.  Net interest income and spread were positively impacted by the net recognition of $11,000 of interest income on nonaccrual loans for the three months ended June 30, 2018.

Provision for Loan Losses.  The Company recorded no provision for loan losses for the three and twelve months ended June 30, 2018 and June 30, 2017.  A rollforward of the allowance for loan losses for the three and twelve months ended June 30, 2018 and 2017 is presented below:

	Three months ended		Twelve months ended
	June 30,		June 30,
	2018	2017	2018	2017

	(Dollars in thousands)
Balance at beginning of period	$30,473	$29,877	$30,272	$29,951
Provisions charged to operations	-	-	-	-
Recoveries of loans previously charged off	89	407	407	409
Loans charged off	-	12	117	88
Balance at end of period	$30,562	$30,272	$30,562	$30,272

Allowance for loan losses to total loans	0.85%	0.84%	0.85%	0.84%
Net charge-offs (annualized) to average
loans outstanding	(0.01)%	(0.05)%	(0.01)%	(0.01)%

Delinquency and non-performing asset information is provided below:

	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
	Dollars in thousands
Delinquency Totals
30 - 59 days past due	$5,253	$9,772	$3,166	$987	$1,374
60 - 89 days past due	171	472	142	1,656	1,571
Nonaccrual	7,877	11,887	14,489	9,906	10,223
Total	$13,301	$22,131	$17,797	$12,549	$13,168

Non Performing Asset Totals
Nonaccrual loans, per above	$7,877	$11,887	$14,489	$9,906	$10,223
Real Estate Owned	1,564	636	-	-	140
Total	$9,441	$12,523	$14,489	$9,906	$10,363

Nonaccrual loans to total loans	0.22%	0.33%	0.40%	0.28%	0.28%
Delinquent loans to total loans	0.37%	0.61%	0.49%	0.35%	0.37%
Non performing assets to total assets	0.23%	0.30%	0.35%	0.24%	0.25%

Delinquent loan and non-performing asset totals continue to illustrate minimal credit issues at the Company.

Other Income.  Other income increased $8.3 million to $1.0 million for the three months ended June 30, 2018, from a net loss of $7.3 million for the three months ended June 30, 2017.   A net loss on termination of derivatives of $7.7 million and a loss on the sale of securities of $826,000 were incurred in the 2017 period in conjunction with the balance sheet restructure.

Other income decreased $13.4 million to $3.6 million for the twelve months ended June 30, 2018 from $17.0 million for the twelve months ended June 30, 2017.  While the 2017 period included the losses mentioned above, it also included a $20.9 million gain on the sale of a real estate joint venture.

Other Expenses.  Other expenses decreased $4.7 million to $10.0 million for the three months ended June 30, 2018, from $14.7 million for the three months ended June 30, 2017.  Expenses for the 2017 period were elevated as the Company incurred $5.2 million of prepayment penalties regarding the prepayment of FHLB advances in connection with a balance sheet restructure.  Compensation, payroll taxes and fringe benefits decreased $630,000 to $5.9 million for the three months ended June 30, 2018, from $6.5 million for the three months ended June 30, 2017.   The decrease was primarily due to decreased benefit expenses partially offset by increased health insurance costs.  The accrual costs associated with several benefit plans decreased, including costs associated with the ESOP.  The decreased cost associated with the ESOP was primarily due to a decreased trading price of the Company’s common stock.

Other expenses decreased $6.5 million to $39.5 million for the twelve months ended June 30, 2018, from $46.0 million for the twelve months ended June 30, 2017.  The 2017 period was also impacted by the $5.2 million of prepayment penalties described above.  Compensation, payroll taxes and fringe benefits decreased $2.3 million to $26.5 million for the twelve months ended June 30, 2018, from $28.9 million for the twelve months ended June 30, 2017.   Compensation, payroll taxes and fringe benefits were also affected in the twelve-month period by the items described above for the three-month period.  The decrease was more pronounced in the twelve-month period.  In addition to the above items, the 2017 period included a portion of the amortization expense related to the Company’s 2011 Equity Plan.  The cost for the majority of the stock awards and stock options granted in conjunction with this plan fully amortized in August 2016.  The 2018 period had significantly less expenses related to the amortization of this plan.

As disclosed in the Company’s Form 10-Q for the quarterly period ended December 31, 2017, the Company entered into an informal agreement with regulators regarding Bank Secrecy Act and Anti-Money Laundering compliance matters.  The Company has incurred expenses associated with the remediation of these matters of $950,000 and $1.2 million for the three and twelve months ended June 30, 2018, respectively.  These costs are included in other expenses and are primarily offset by decreases in the cost of real estate owned operations.  The Company continues to expect that total costs associated with the remediation of these matters will not exceed approximately $2.0 million.  In addition, there will be increases in compensation costs associated with compliance matters.

Income Tax Expense.  Income tax expense for the 2018 periods was significantly impacted by the Act.  Income tax expense for the three and twelve-month periods ended June 30, 2018 was $5.2 million and $31.1 million, respectively, resulting in effective tax rates of 27.9% and 42.0%, respectively.  The effective rate for the twelve-month period was elevated due to adjustments that were necessitated by the Act.  The effective federal tax rate prospectively is expected to be approximately 21.0%.  The effective state rate prospectively is expected to increase due to recent legislation regarding New Jersey corporate taxes.  An analysis of the legislative changes and the impact to the Company is being performed and will effect the September 2018 quarter.   Income tax expense for the three and twelve-month periods ended June 30, 2017 was $1.3 million (effective rate of 31.8%) and $26.4 million (effective rate of 34.9%), respectively.  The effective tax rates for all periods were impacted by the amount of excess tax benefit associated with the exercise or vesting of stock awards that occurred during the period.

Comparison of Financial Condition at June 30, 2018 and June 30, 2017

Total Assets.  Total assets were relatively flat, increasing $29.4 million to $4.17 billion at June 30, 2018, from $4.14 billion at June 30, 2017.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short-term investments) increased $1.3 million to $34.8 million at June 30, 2018, from $33.6 million at June 30, 2017.

Net Loans.  Loans, net decreased $25.8 million to $3.54 billion at June 30, 2018, from $3.57 billion at June 30, 2017.  As discussed in “Comparison of Operating Results, Total Interest Income,” loan growth has been below expectations and historical levels.

Securities available for sale.  Securities AFS decreased $53.2 million to $44.7 million at June 30, 2018, from $97.9 million at June 30, 2017.  The decrease is primarily due to the sale of $29.5 million in December, 2017.  The securities sold were in a loss position and sold primarily to maximize the tax benefit associated with the loss.  Principal payments also contributed to the decrease.  No securities AFS were purchased in the 2018 fiscal year.

Securities held to maturity.  Securities HTM increased $95.7 million to $335.4 million at June 30, 2018, from $239.6 million at June 30, 2017.  The increase is primarily due to purchases of $145.0 million exceeding principal payments.

Federal Home Loan Bank of New York (“FHLB”) stock.  FHLB stock decreased $2.1 million to $30.4 million at June 30, 2018, from $32.5 million at June 30, 2017.  FHLB stock holdings are required depending on several factors, including the level of borrowings with the FHLB.  As FHLB borrowings decreased over the period, excess FHLB stock was redeemed.

Deferred Tax Assets.  Deferred tax assets decreased $11.8 million to $25.9 million at June 30, 2018, from $37.7 million at June 30, 2017.  The reduction is primarily due to the revaluation of deferred tax assets and deferred tax liabilities necessitated by the “Tax Cuts and Jobs Act” in order to reflect the future impact of lower corporate tax rates on these deferred amounts.

Other Assets.  Other assets increased $21.2 million to $30.3 million at June 30, 2018, from $9.0 million at June 30, 2017.  The increase is primarily due to the increase in fair value of the derivative portfolio.

Deposits.  Deposits increased $58.7 million to $2.92 billion at June 30, 2018, from $2.86 billion at June 30, 2017.  See “Comparison of Operating Results, Total Interest Expense” for discussion regarding deposit balances.

Borrowings.  Borrowings decreased $45.7 million to $596.4 million at June 30, 2018, from $642.1 million at June 30, 2017.  See “Comparison of Operating Results, Total Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity increased $123,000 to $559.3 million at June 30, 2018, from $559.2 million at June 30, 2017.  The increase was primarily due to net income, the release of treasury shares in conjunction with stock option exercises and the release of ESOP shares partially offset by dividends paid.  The dividends paid include regular quarterly dividends of $0.25 per share paid on May 18, 2018 and February 23, 2018 and $0.175 per share paid on August 21, 2017 and November 20, 2017; as well as a special dividend of $0.45 per share paid on December 22, 2017.  Based on our June 30, 2018 closing price of $16.20 per share, the Company stock was trading at 135.0% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect," "estimate,"  "anticipate,"  "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	June 30,
Assets	2018	2017
	(unaudited)	(audited)
Cash on hand and in banks	$23,613	$33,252
Federal funds sold and short term investments	11,235	326
Cash and cash equivalents	34,848	33,578

Loans, net	3,540,903	3,566,703
Securities available for sale, at fair value	44,691	97,930
Securities held to maturity,
fair value of $326,511 and $237,204, respectively.	335,374	239,631
Bank Owned Life Insurance (at cash surrender value)	98,438	95,946
Federal Home Loan Bank of New York stock ("FHLB"), at cost	30,365	32,504
Accrued interest receivable	11,261	10,620
Real estate owned	1,564	140
Office properties and equipment, net	13,455	13,909
Deferred tax assets	25,864	37,693
Other assets	30,276	9,030
Total Assets	$4,167,039	$4,137,684

Liabilities
Deposits	$2,915,128	$2,856,478
Borrowings	596,372	642,059
Advance payments by borrowers for taxes and
insurance	24,169	23,496
Official checks outstanding	5,454	4,423
Other liabilities	66,570	52,005
Total liabilities	3,607,693	3,578,461

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 46,616,646 shares outstanding at
June 30, 2018 and 45,992,366 shares outstanding at
June 30, 2017.	562	562
Additional paid-in capital	514,002	512,337
Unallocated common stock held by the employee stock
ownership plan	(16,631)	(18,407)
Non-vested restricted stock awards	(176)	(458)
Treasury stock, at cost; 9,628,419 shares at June 30, 2018 and
10,252,699 shares at June 30, 2017.	(129,433)	(136,517)
Retained earnings	179,799	198,186
Accumulated other comprehensive income, net of tax	11,223	3,520
Total stockholders' equity	559,346	559,223

Total Liabilities and Stockholders' Equity	$4,167,039	$4,137,684

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Twelve Months Ended June 30, 2018 and 2017
(In thousands, except share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2018	2017	2018	2017

	unaudited		unaudited
Interest income:
Loans	$36,925	$34,452	$144,051	$133,967
Dividends on FHLB stock	420	491	1,788	1,834
Securities available for sale	267	703	1,504	3,154
Securities held to maturity	1,665	917	5,328	3,500
Federal funds sold and short term investments	16	2	155	7
Total Interest Income	39,293	36,565	152,826	142,462

Interest expense:
Deposits	8,596	6,724	31,624	24,671
Borrowings	2,976	3,554	11,276	13,180
Total interest expense	11,572	10,278	42,900	37,851

Net interest income before provision for loan losses	27,721	26,287	109,926	104,611

Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	27,721	26,287	109,926	104,611

Other income:
Service charges	320	217	1,119	881
Net income from investments in real estate joint ventures	—	—	—	769
Bank-owned life insurance	613	639	2,492	2,618
Net gain (loss) on sale of assets	—	235	(2)	20,856
Net loss on sale of securities	—	(826)	(324)	(826)
Derivatives termination cost, net	—	(7,670)	—	(7,670)
Other income	82	84	303	333
Total other income	1,015	(7,321)	3,588	16,961

Other expenses:
Compensation, payroll taxes and fringe benefits	5,866	6,496	26,532	28,862
Advertising	143	144	571	502
Office occupancy and equipment expense	804	763	3,195	3,178
Data processing service fees	566	572	2,029	2,213
Federal insurance premiums	300	300	1,200	1,350
FHLBNY prepayment penalties	—	5,169	—	5,169
Other expenses	2,340	1,283	5,977	4,772
Total other expenses	10,019	14,727	39,504	46,046

Income before income tax expense	18,717	4,239	74,010	75,526
Income tax expense	5,214	1,348	31,116	26,382
Net income	$13,503	$2,891	$42,894	49,144

Income per basic common share	$0.30	$0.07	$0.97	$1.14
Income per diluted common share	$0.30	$0.06	$0.95	$1.10

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400